UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 17, 2026
Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39432	84-4946470
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)	1050 Woodward Avenue
Detroit, MI 48226
(Address of principal executive offices) (Zip Code)
(313) 373-7990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	RKT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2026, the Board of Directors (the “Board”) of Rocket Companies, Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Board, voted to expand the Board from nine directors to ten directors and to fill the newly created vacancy on the Board by appointing Sarah Watterson to serve as a Class III director, effective August 17, 2026, for a term expiring at the Company’s annual meeting of stockholders to be held in 2029 and until her successor is elected and qualified, subject to her earlier death, resignation, retirement, disqualification or removal.

Ms. Watterson currently serves as President of 3 Star Sports & Entertainment, LLC, a platform that owns, invests in and operates businesses and assets across sports, media, real estate and adjacent ventures. She is also a Special Advisor of Brightline West, where she previously held the role of President and led the development of the nation’s first high-speed passenger rail – connecting Southern California and Las Vegas. She began her career at Goldman Sachs, working with publicly traded investments. Ms. Watterson then served as a Managing Director at Fortress Investment Group, where she evaluated and managed businesses across financial services, hospitality, real estate, transportation and lending – including mortgage origination and servicing. She has also held senior leadership roles including Chief Executive Officer and Head of Investor Relations, supporting businesses as they accessed public debt and equity capital.

The Board determined that Ms. Watterson meets all of the applicable standards of independence for members of the Board established by (i) the laws, rules and regulations of the Securities and Exchange Commission and (ii) the listing standards of the New York Stock Exchange. The Board determined that Ms. Watterson is independent and free of any material relationship with the Company or any of the Company’s subsidiaries, other than through her service as a director of the Company.

Neither Ms. Watterson nor any of her immediate family members has had (or proposes to have) a direct or indirect interest in a transaction in which the Company or any of the Company’s subsidiaries was (or is to be) a participant, that would be required to be disclosed under Item 404(a) of SEC Regulation S-K.

In connection with her election as a non-affiliated director of the Company, Ms. Watterson will receive an annual cash retainer of $75,000, prorated for partial years of service. On her appointment date, Ms. Watterson will also receive a grant of restricted stock units (“RSUs”) with an initial grant value equal to $215,000, subject to vesting after one year. Thereafter, Ms. Watterson will be eligible to receive annual equity grants at each annual meeting of stockholders as determined by the Board for non-affiliate director compensation from time to time, provided that at the first annual meeting following appointment, Ms. Watterson will receive a prorated amount to reflect the period of time between her appointment date and the annual meeting. The RSUs will be subject to the terms and conditions of the Company’s Omnibus Incentive Plan and an award agreement substantially in the form of the publicly filed Director RSU Agreement. Ms. Watterson will enter into an indemnification agreement with the Company in the same form that the Company has entered into with its other directors. There are no other arrangements or understandings between Ms. Watterson and any other person pursuant to which Ms. Watterson was selected as a director.

Item 7.01.    Regulation FD.

On August 17, 2026, the Company issued a press release announcing the appointment of Ms. Watterson as an independent director to the Board. A copy of that press release is furnished as Exhibit 99.1 of this Current Report and incorporated herein by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated August 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2026

ROCKET COMPANIES, INC.

By:	/s/ Noah Edwards
Name:	Noah Edwards
Title:	Chief Accounting Officer